AMENDMENT TO DISTRIBUTION AGREEMENT

December 1, 2005

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Dear Sirs:

Reference is made to that certain distribution agreement (the “Agreement”), dated as of June 1, 2001, between Salomon Brothers Opportunity Fund Inc (the “Investment Company”),with respect to one or more separate series listed on Exhibit A (each a “Fund”) and Citigroup Global Markets Inc. This letter agreement (the “Amendment”) amends or supplements certain terms of the Agreement as set forth below. Except as expressly amended hereby, the provisions of the Agreement are and shall remain in full force and effect. Capitalized terms not defined in this Amendment shall have the meanings given to them in the Agreement.

We acknowledge that Legg Mason Inc. (“Legg Mason”) and Citigroup Inc. (“Citigroup”) have entered into that certain Amended and Restated Global Distribution Agreement (the “Global Distribution Agreement”), dated as of October 3, 2005, which provides, for a period of three years from December 1, 2005, for the distribution by Citigroup distributors of Citigroup investment products and Legg Mason investment products within the United States and internationally and for Citigroup’s access to certain Legg Mason investment products pursuant to the terms of the Global Distribution Agreement.

1. Services as a Non-Exclusive Principal Underwriter and Distributor

Notwithstanding anything to the contrary contained in the Agreement:

1.1 You shall be, for the period of the Agreement as amended by this Amendment, a non-exclusive principal underwriter and distributor of the Fund.

1.2 You may perform any services for any entity, including investment companies that are not advised or administered by Citigroup or its subsidiaries.

1.3 You shall retain all rights to the information of your customers, including, but not limited to, the names, addresses, telephone numbers and social security numbers of applicants for, purchasers of, and other customers of the Fund as well as other identity and private information in respect of your customers, employees, registered representatives and agents (“Confidential Information”); provided, however, that

Confidential Information shall not include any customer information that: (x) was previously known by us from a source other than you without obligations of confidence; (y) was or is rightfully received by us from a third party without obligations of confidence to you or from publicly available sources without obligations of confidence to you; or (z) was or is developed by means independent of information obtained from you.

2. Termination

In addition to the termination rights already contained in the Agreement, (i) at any time prior to the second anniversary hereof, at your option you may terminate the Agreement at any time in order for you to enter into a mutually satisfactory mutual fund dealer agreement with the principal underwriter that is an affiliate of Legg Mason for the Investment Company (a “Dealer Agreement”) and (ii) at any time following the second anniversary of the date hereof, either party may at its option terminate the Agreement at any time in order for you to enter into a Dealer Agreement ; provided, that any such termination shall only be effective upon execution and delivery of a Dealer Agreement which shall be, unless the parties thereto otherwise agree, in substantially the form presented to the Board of the Investment Company and attached hereto as Exhibit B with such additional changes as may be appropriate to reflect changes in applicable laws, regulations or industry practice.

3. Dealer and Other Agreements

You may not enter into dealer or similar agreements with unaffiliated brokers, dealers, banks or other similar firms or recordkeeping, shareholder servicing and sub-accounting services with unaffiliated intermediaries without the written consent of the Investment Company or its authorized designee. No such unaffiliated intermediary is authorized to act as agent for the Investment Company in connection with the offering or sale of Shares of the Fund to the public or otherwise, except for the limited purpose of determining the time as of which transactions in Shares are deemed to have been received.

4. Compliance Matters

(a) You shall act as a distributor and principal underwriter of Shares in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to (i) the 1940 Act, (ii) the Securities Exchange Act of 1934 (“1934 Act”), (iii) any securities association registered under the 1934 Act, including without limitation the NASD Conduct Rules or rules of any other applicable self-regulatory organization. You shall offer the Shares, and accept purchases, redemptions and exchanges for Shares, in compliance with the Fund’s registration statement (including its prospectus and statement of additional information), as it may be amended or supplemented from time to time (“Registration Statement”). You will comply with and abide by the terms of a Fund’s Plan, as it may be amended from time to time.

(b) You agree to submit sales literature and marketing materials (including memorandums, bulletins, and/or information or related materials) intended for public distribution (“CGMI Marketing Materials”) to the co-principal underwriter of the Investment Company which is an affiliate of Legg Mason prior to distribution or publication for written approval. Such CGMI Marketing Materials shall be submitted 15 days in advance for review. You shall be responsible for reviewing and making such filings with the NASD, as required, of CGMI Marketing Materials relating to each Fund.

(c) You shall adopt and follow procedures for the confirmation of sales to investors and qualified securities dealers, banks and other intermediaries (collectively “Intermediaries”) timeliness of orders, the collection of amounts payable by investors and Intermediaries on such sales, the correction of errors related to distribution of Shares, the cancellation of unsettled transactions, and assisting with the solicitation of proxies, and any other matters governed by Rule 38a-1 under the 1940 Act (as may apply to a distributor or principal underwriter for a registered investment company), each as may be necessary to comply with the requirements of the NASD, any other self-regulatory organization, and the federal securities laws. You shall provide reports or other information to the Investment Company at the Investment Company’s reasonable request, including, without limitation, reports related to the operation and implementation of the Investment Company’s policies related to customer privacy, safeguarding of customer information, anti-money-laundering, sales and marketing practices, the operation of your code of ethics or other policies and procedures of the Investment Company.

(d) You represent, warrant and agree that you have adopted and implemented: (i) an anti-money-laundering program in compliance with the USA Patriot Act of 2001, the regulations thereunder and NASD Conduct Rules, including, without limitation, customer identification program procedures, monitoring for suspicious activity, and (ii) procedures to comply with applicable law and regulation related to cash transaction reporting requirements, as well as monitoring and reporting under FinCEN, OFAC and other government watch lists.

(e) The Investment Company agrees that the information exchanged under the Agreement and information about the respective customers and potential customers of each is confidential and as such shall not be disclosed by the Fund, sold or used by the Fund in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such customer information may be disclosed by the Investment Company on a “need to know” basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The Investment Company shall have the right to use any list of shareholders of the Fund or any other list of investors which it obtains in connection with its provision of services under this Agreement, provided that such use is consistent with applicable law and your privacy policies of the Investment Company, including the provision of information to the Fund’s transfer agent or to agents used for the solicitation of proxies. You agree that you will comply with all of the foregoing obligations of this to the extent that information is treated as customer information of the Fund under applicable law or regulation, including without limitation Regulation S-P. Each party further agrees to take commercially reasonable steps, in accordance with applicable law, to safeguard customer information. The provisions of this paragraph will survive termination of the Agreement.

(f) From time to time, each Fund may implement policies, procedures or charges in an effort to avoid the potential adverse effects on the Fund of short-term trading by market timers. You agree to provide other assistance reasonably designed to achieve compliance with these policies. You will maintain and enforce policies with respect to frequent trading and share redemption as are reasonable and customary in the industry. To the extent that accounts are held in street name, you agree to cooperate with the Investment Company and the Investment Company’s Chief Compliance Officer (including, to the extent practicable, providing account level sales and redemption information) to assist in compliance with the frequent trading and redemption fee provisions as set forth in the Fund’s prospectus and other policies set forth in the Fund’s Registration Statement.

(g) Purchases, exchanges and redemptions of Shares through you will be at the public offering price of such Shares (the net asset value of the Shares, with appropriate adjustments for any applicable sales charge), as determined in accordance with the then effective Registration Statement used in connection with the offer and sale of the Shares. The public offering price will reflect scheduled variations in or the elimination of sales charges on sales of Shares either generally to the public or in connection with special purchase plans, as described in the Registration Statement. You agree to apply any scheduled variation in or waivers of sales charges uniformly to all customers meeting the qualifications therefor as specified in the Registration Statement. With respect to Funds sold with an initial sales charge, your customers will be entitled to reduced sales charges on purchases made under any letter of intent or right of accumulation as described in the Registration Statement.. In such case, the concession from the public offering price retained by you will be based upon such reduced sales charge. When placing wire trades, your agree to advise the Funds of any letter of intent executed by its customer or any available right of accumulation. The minimum initial purchase and the minimum subsequent purchase of any Shares shall be as set forth in the applicable Registration Statement. All orders are subject to acceptance or rejection by the applicable Fund in its sole discretion for any reason.

(h) The handling and settlement of purchase, exchange and redemption orders will be subject to the provisions of the Registration Statement and such further procedures as the Investment Company and you may determine to be appropriate from time-to-time, consistent with this Amendment. Citigroup Global Markets’ internal systems are suitably designed to handle such orders. Each Fund shall notify you of the states or jurisdictions in which its Shares are currently available for sale to the public. The Investment Company shall have no obligation to register or make available Fund shares in any state or jurisdiction. You will be responsible for the accuracy, timeliness and completeness of purchase, redemption or exchange orders accepted by you.

(j) The Investment Company acknowledges that the co-principal underwriter which is affiliated with Legg Mason shall be responsible for reviewing the Registration Statement of the Fund for the accuracy and completeness of all disclosure concerning the distribution of Shares and that you shall not have such responsibility, except, in each case, to the extent the disclosure information is provided by you or pertains to information concerning your operations. Notwithstanding the foregoing, nothing in this paragraph shall alter your responsibilities for complying with the terms of the Registration Statement in your offering of Shares.

5. Records. Upon the Investment Company’s reasonable request, you will provide access to or make copies of any such records the Investment Company does not possess in order to: (a) comply with a request from a government body or self-regulatory organization; (b) verify compliance by the other party of the terms of this Agreement; or (c) make required regulatory reports.

6. Section 9 of the 1940 Act. You agree to promptly notify the Investment Company should you cease to be a member of the NASD through expulsion or otherwise or if its membership is suspended or should you be subject to any limitations on your conduct under Section 9 of the 1940 Act.

7. Indemnification

You agree to indemnify, defend and hold the Investment Company, its several officers and Board members, and any person who controls the Investment Company within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Investment Company, its officers or Board members, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, on account of any act of yours or any of your employees constituting willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of your reckless disregard of your obligations and duties under the Agreement or this Amendment. The foregoing indemnification provisions supplement the indemnification provisions of the Agreement. The indemnifications provisions of this Amendment and the Agreement shall survive the termination of the Agreement and/or this Amendment.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy, whereupon this Amendment will become binding on you.

Very truly yours,

Salomon Brothers Opportunity Fund Inc

By:	/s/ R. Jay Gerken
Name:	R. Jay Gerken
Title:	Chief Executive Officer

Agreed to as of the date first above written:

Citigroup Global Markets Inc.

By:	/s/ Laurie A. Hesslein
Name:	Laurie A. Hesslein
Title:	Chief Administrative Officer, Managing Director

EXHIBIT A

Fund	Date Added:
Salomon Brothers Opportunity Fund Inc	December 1, 2005

EXHIBIT B

DEALER AGREEMENT

FORM OF

MUTUAL FUND DEALER AGREEMENT

To the Undersigned Distributor:

Ladies and Gentlemen:

We understand that you are principal underwriter of shares (the “Shares”) of the [                 ] family of funds (the “Funds”) registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (“1940 Act”). You desire that [insert] (“Dealer”) act as a dealer with respect to the sale of Shares to its customers. In consideration of the mutual covenants stated below, you and Dealer agree as follows:

1.	Purchase of Shares at Public Offering Price. You authorize Dealer, among other things, to receive purchase orders for Shares on your behalf. Dealer will use such efforts to sell Shares as it in its sole discretion determines in accordance with applicable federal and state laws and rules and regulations, including rules and regulations of relevant self-regulatory organizations (collectively, “Applicable Law”). Sales of Shares through Dealer will be at the public offering price of such Shares (the net asset value of the Shares plus any applicable sales charge), as determined in accordance with the then effective prospectus(es) and statement(s) of additional information, as such may be amended and supplemented from time-to-time, used in connection with the offer and sale of the Shares (collectively, the “Prospectus”). The public offering price will reflect scheduled variations in or the elimination of sales charges on sales of Shares either generally to the public or in connection with special purchase plans, as described in the Prospectus. Dealer agrees to apply any scheduled variation in or waivers of sales charges uniformly to all customers meeting the qualifications therefor as specified in the Prospectus. Purchases of Shares by Dealer will be effected in the manner and upon the terms described in the Prospectus (including restrictions on frequent trading and imposition of redemption fees.) All orders are subject to acceptance or rejection by the applicable Fund or you in the sole discretion of either for any reason. The minimum initial purchase and the minimum subsequent purchase of any Shares shall be as set forth in the applicable Prospectus. Dealer agrees to comply with provisions of Rule 22c-2 under the 1940 Act as applicable to each Fund (including reporting procedures adopted to comply with the Rule).

2.	Rights of Accumulation and Letters of Intent. With respect to Funds sold with an initial sales charge, Dealer’s customers will be entitled to reduced sales charges on purchases made under any letter of intent or right of accumulation as described in the Prospectus. In such case, the concession from the public offering price retained by Dealer will be based upon such reduced sales charge; however, if a Dealer customer fails to fulfill a letter of intent, thereafter you will pay Dealer the amount required to reflect the appropriate concession based on the actual purchases made by the customer. When placing wire trades, Dealer agrees to advise you of any letter of intent executed by its customer or any available right of accumulation.

3.

Exchanges and Redemptions. You further authorize Dealer to receive exchange or redemption orders for Shares on your behalf. Exchanges of Shares between Funds and redemptions of Shares by a Fund or repurchases of Shares by Dealer will be effected in the manner and subject to or consistent with the terms described in the Prospectus and in accordance with Applicable Law. Exchanges will be subject to such restrictions and charges as are provided for in the Prospectus.

Redemptions and repurchases will be subject to any applicable contingent deferred sales charges, redemption fees or other charges as are provided for in the Prospectus. Any order placed by Dealer for the repurchase or redemption of Shares is subject to the timely receipt by you or the pertinent Fund’s transfer agent of all required documents in good order.

4.	Handling and Receipt of Orders. The handling and settlement of purchase, exchange and redemption orders will be subject to the provisions of the Prospectus and such further procedures as you and Dealer may determine to be appropriate from time-to-time, consistent with this Agreement. Dealer’ internal systems are suitably designed to handle such orders. You will provide such assistance to Dealer in processing orders as Dealer reasonably requests. You shall notify Dealer of the states or jurisdictions in which each Fund’s shares are currently available for sale to the public. You shall have no obligation to register or make available Fund shares in any state or jurisdiction. With each order, Dealer will notify you of the state of residence of the customer to whom the order pertains. Dealer will be responsible for the accuracy, timeliness and completeness of purchase, redemption or exchange orders it transmits to you by wire or telephone. All orders shall be subject to your confirmation.

5.	Settlement and Delivery.

A. If Dealer is a member of the National Securities Clearing Corporation (“NSCC”), or otherwise has access the NSCC’s Fund/Serv system, you and the transfer agent for the Funds (“Transfer Agent”) are willing to accept electronic instructions issued by Dealer through Fund/Serv (referred to as a “Fund/Serv Instruction”) for the purchase, exchange and redemption of Shares. Transactions will settle in accordance with the procedures described in the NSCC Security Profile to be completed by Dealer. Each party hereto agrees to comply with all applicable rules of the NSCC and the schedules thereto. Dealer will be responsible for the accuracy of each Fund/Serv Instruction given by it, and the issuance of any Fund/Serv Instruction initiated by Dealer will constitute Dealer’ representation and warranty to you and Transfer Agent that the instruction is accurate, complete and issued as duly authorized by the client whose Fund Shares are the subject of the Fund/Serv Instruction.

B. Certificates evidencing Shares generally will not be available. Upon payment for Shares, the Transfer Agent will issue and transmit to Dealer or its customer a confirmation statement evidencing the purchase of such Shares. Any transaction in uncertificated Shares, including purchases, transfers, redemptions and repurchases, shall be effected and evidenced by book-entry on the records of the Transfer Agent.

6.	Shareholder Servicing. For the compensation described in Paragraph 7, on an ongoing basis Dealer will provide shareholder servicing to its customers who maintain investments in Shares. In so doing, Dealer and its employees and representatives may provide the following services, among others: (a) answer customer inquiries regarding the Funds and customer investments therein; (b) assist customers in changing dividend options; (c) answer questions about special investment and withdrawal plans, and assist customers in enrolling in such plans; (d) distribute reports and materials relating to the Funds to customers; (e) assist in the establishment and maintenance of accurate customer accounts and records, including assisting in processing changes in addresses and other customer information; and (f) assist in processing purchase, exchange and redemption orders.

7.	Compensation and Expenses

A. With respect to Shares which are sold with an initial sales charge, Dealer will retain such concessions from the public offering price as are specified in the Prospectus. With respect to Shares which are not sold with an initial sales charge, you will pay commissions to Dealer at such rates as you and Dealer may determine from time to time, consistent with this Agreement. Consistent with the Prospectus and Applicable Law, from time to time you and Dealer may determine that Dealer will retain the full amount of initial sales charges and/or that you will pay Dealer additional compensation in connection with Dealer’s sales of Shares.

B. For shareholder services provided by Dealer pursuant to Paragraph 6 of this Agreement, you will pay Dealer ongoing service fees at such rates as you and Dealer may determine from time to time. Such payments shall be consistent with Applicable Law and this Agreement. Your obligation to make payments to Dealer under this Subparagraph 7.B. shall survive any termination of this Agreement, and shall continue so long as (i) Dealer provides shareholder services described in Paragraph 6 of this Agreement to its customers who hold Shares and (ii) you or a Legg Mason, Inc. affiliate or one of your or their respective successors or assigns is the principal underwriter for the Funds, unless the continued receipt of each payment would violate Applicable Law.

C. You will pay Dealer ongoing trail commission compensation with respect to holdings by Dealer of Shares of Funds with respect to which you pay such compensation generally to dealers as described in the Prospectus and at such rates as you and Dealer may determine from time to time. Payments under this Subparagraph 7.C. may be in addition to the payment of service fees as described in Subparagraph 7.B. of this Agreement, and are subject to Applicable Law and this Agreement. Your obligation to make payments to Dealer under this Subparagraph 7.C. shall survive any termination of this Agreement, and shall continue so long as (i) Dealer’s customers maintain their investments in Shares and (ii) you or a Legg Mason, Inc. affiliate or one of your or their respective successors or assigns is the principal underwriter for the Funds, unless the continued receipt of each payment would violate Applicable Law.

D. With respect to expenses not specifically addressed elsewhere in this Agreement, each party hereto will be responsible for the expenses it incurs in acting hereunder. Consistent with the Prospectus and Applicable Law, from time to time you and Dealer may determine that you will pay or reimburse Dealer for expenses it incurs in connection with selling Shares.

E. If your payments to Dealer under Subparagraphs 7.B and/or 7.C hereunder in whole or in part are financed by a Fund in accordance with a Fund’s plan of distribution adopted pursuant to Rule 12b-l under the 1940 Act, then in the event of the termination, cancellation or modification of such 12b-l plan by a Fund’s board of directors or trustees or shareholders, Dealer agrees upon notification to waive its right to receive Rule 12b-l compensation pursuant to Subparagraphs 7.B. and/or 7.C. until such time, if ever, as you receive payment.

8.	Broker-Dealer Regulation. Each party to this Agreement represents that it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and a member of NASD and each party agrees to notify the other should it cease to be such a member through expulsion or otherwise or if its membership is suspended.

With respect to the sale of Shares hereunder, you and Dealer agree to abide by the Conduct Rules of the NASD, including but not limited to the following:

A. Dealer shall not withhold placing customers’ orders for Shares so as to profit itself as a result of such withholding. Dealer shall not purchase any Shares from you other than for its own investment or to cover purchase orders already received by it from its customers.

B. If any Shares purchased by Dealer are repurchased by the Fund which issued such Shares or by you for the account of that Fund, or are tendered for redemption, within seven (7) business days after confirmation by you of the original purchase order for such Shares, no compensation as set forth in Paragraph 7 above will be payable to Dealer with respect to such Shares, and with respect to Shares which are not sold with an initial sales charge, Dealer will refund to you the full amount of any such compensation paid or allowed to it on the original sale. You agree to notify Dealer in writing of any such repurchase or redemption within fifteen (15) business days of the date on which the redemption is requested or Share certificates are tendered to you, the pertinent Fund or its Transfer Agent. Termination or cancellation of this Agreement will not relieve the parties from the requirements of this Subparagraph 8.B.

C. Neither party to this Agreement will, as principal, purchase any Shares from a customer at a price lower than the net asset value next determined by or for the Fund that issued such Shares. Nothing in this subparagraph shall prevent Dealer from selling Shares for a customer to you or to the Fund which issued such Shares at the net asset value then quoted by or for such Fund (less any applicable contingent deferred sales charge or other charges) and charging a fair commission or service fee for handling the transaction.

9.	Provision of Materials and Fund Information.

A. At your expense, you will furnish Dealer with each Fund’s current Prospectuses, periodic reports to Fund shareholders, marketing and other materials you have prepared relating to the Funds and, where applicable, proxy solicitation materials, in such quantities as Dealer reasonably requests including quantities of prospectuses sufficient to provide a copy of such prospectus to each Dealer customer Fund shareholder annually.

B. You shall use reasonable efforts to notify Dealer of any departure by a Fund portfolio manager promptly upon your receipt of such notice of an intended departure.

C. You shall make reasonable efforts to provide access to the portfolio manager(s) or their representatives of each Fund for those employees and representatives of Dealer’ Mutual Fund and Annuity Due Diligence Unit, which access shall be for the limited purpose of conducting due diligence and discussing other significant issues.

D. Subject to all Applicable Law, you will promptly notify Dealer upon your receipt of notice of all material changes regarding:

(a) Proposed or actual mergers, name changes and liquidations

(b) Investment objective/strategy changes

(c) Proxy statements

(d) Changes to a Fund’s Prospectus

(e) Proposed or actual pricing changes.

10.	Representations by Dealer Concerning the Funds. Dealer and its agents and employees are not authorized to make any representations concerning the Funds or their Shares except those contained in or consistent with the Prospectus and such other written materials as you provide relating to the Funds or other written statements or representations, which you furnish or make available to Dealer regarding the Funds.

11.	Prospectus and Materials Delivery to Clients. Dealer will provide each of its customers purchasing Shares with the pertinent prospectus(es) prior to or at the time of purchase. Dealer will provide any customer who so requests with the pertinent statement(s) of additional information. Dealer agrees to cause to be delivered to its customers Prospectuses, proxy solicitation materials, periodic reports to Fund shareholders and other materials in compliance with applicable legal requirements, except to the extent that you undertake to do so.

12.	Liability and Indemnification

A. You agree to be liable for, to hold Dealer, its officers, directors and employees harmless from and to indemnify each of them for any losses and costs arising from: (i) any breach by you or your affiliates and each of your and their respective officers, directors, employees or agents of any material provision of this Agreement; (ii) any material misstatement in or omission of a material fact from a Fund’s Prospectus necessary to make the statements in the Prospectus thereof not misleading, or any other sales material you have provided or any other written statements or representations, you or your affiliates and each of your and their respective officers, directors, employees or agents have made to Dealer relating to the Funds; and (iii) any of your actions, or the actions of your affiliates, relating to the processing of purchase, exchange and redemption orders and the servicing of shareholder accounts. This indemnity shall not apply to any claims, demands, liabilities, or expenses that arise out of or are based upon any such untrue statement or omission made in reliance upon and in conformity with information furnished by or on behalf of Dealer to you, any Fund or the Funds’ counsel; and further provided, that in no event shall anything contained herein be so construed as to protect Dealer against any liability to you, any Fund or the shareholders of any Fund to which Dealer would otherwise be subject by reason of willful misfeasance, recklessness, or gross negligence in the performance of its duties under this Agreement. You shall not be liable for any consequential or punitive damages.

B. Dealer agrees to be liable for, to hold you, your officers, directors and employees harmless from and to indemnify them from any losses and costs arising from: (i) any breach by Dealer or its affiliates and each of its and their respective officers, directors, employees or agents of any material provision of this Agreement; (ii) any statements or representations that Dealer or its officers, directors, agents or employees make concerning the Funds that are inconsistent with either the pertinent Funds’ then-current Prospectus or any other material you have provided or any other written statements or written representations you, your employees and your affiliates have made to Dealer relating to the Funds; and (iii) any of Dealer’s actions, or the actions of Dealer’s affiliates, relating to the processing of purchase, exchange and redemption orders and the servicing of shareholder accounts. This indemnity shall not apply to any claims, demands, liabilities, or expenses that arise out of or are based upon any untrue statement or omission made in reliance upon and in conformity with information furnished by or on behalf of you, any Fund or the Funds’ counsel to Dealer, and further provided, that in no event shall anything contained herein be so construed as to protect you against any liability to Dealer, any Fund or the shareholders of any Fund to which you would otherwise be subject by reason of willful misfeasance, recklessness, or gross negligence in the performance of your duties under this Agreement. Dealer shall not be liable for any consequential or punitive damages.

C. The provisions of this Paragraph 12 shall survive the termination of this Agreement.

13.	Arbitration. If a dispute arises between you and Dealer with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-existing NASD Code of Arbitration Procedure (“NASD Code”). The parties agree, that to the extent permitted by the NASD Code, the arbitrator(s) shall be selected from the securities industry.

14.	Anti-Money Laundering. Dealer represents and warrants that it has anti-money laundering policies in place reasonably designed to comply with the applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act and the regulations thereunder, including, without limitation, Section 352 of the USA Patriot Act, NASD Rule 3011, and NYSE Rule 445 which include: Anti-Money Laundering/ “Know Your Customer” policies and procedures; a Customer Identification Program in accordance with Section 326 of the USA Patriot Act; reporting of suspicious activity to government authorities in accordance with applicable law, including Section 356 of the USA Patriot Act; anti-money laundering training; and an independent testing for compliance.

15.	Confidentiality and Privacy. The parties represent and warrant that they have adopted and implemented procedures to safeguard customer information and records that are reasonably designed to ensure the security and confidentiality of customer records and information and to ensure compliance with the SEC’s Regulation S-P or other applicable privacy law. Both of us agree on behalf of ourselves, our affiliates and employees, that the terms of the Agreement, information exchanged thereunder and information about our respective customers and potential customers is confidential and as such shall not be disclosed, sold or used in any way except to carry out the terms of the Agreement. Notwithstanding the foregoing, such confidential information may be disclosed on a “need to know” basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The provisions of this paragraph shall survive termination of the Agreement. The parties further represent and warrant that the security of their respective computer system is commercially reasonable and reasonably designed to prevent any illegal or injurious activities of persons (including persons outside of the parties) attempting to access a computer system maintained or operated by or on behalf of one party through the other party’s computer system.

16.	Duration and Termination.

A. This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by vote of the Fund’s Board, by vote of a majority of those members of such Board who are not “interested persons” of that Fund as defined in the 1940 Act, or by vote of a majority of the outstanding voting securities of a Fund on 60 days’ written notice to you and Dealer.

B. Notwithstanding Subparagraph 16.A., this Agreement may be terminated at any time in its entirety or with respect to any Fund, without the payment of any penalty, by either party, upon the giving of 30 days’ written notice to the other party.

C. This Agreement will terminate automatically in the event of its assignment unless both parties consent to such assignment. Notwithstanding anything to contrary in this Agreement,

both parties hereby consent to the assignment of your rights, obligations and responsibilities under this Agreement to Legg Mason Investor Services, LLC.

17.	Miscellaneous.

A. This Agreement shall be governed by the laws of the State of New York. This Agreement may be amended only upon the written agreement of both parties hereto.

B. This Agreement and the [insert] (collectively, the “Covered Agreements”) constitute the entire agreement between you and Dealer in relation to this Agreement and supersede all prior oral or written agreements between you and Dealer and its predecessors relating to the sale of Shares with respect to the subject matter of this Agreement. Each of you and Dealer acknowledges and agrees that (i) nothing contained in this agreement is intended to amend or otherwise modify the terms of the [insert] applicable to you and Dealer and (ii) in the event that the terms of this Agreement conflict with the terms of the [insert], the terms of the [insert] will control for purposes of this Agreement.

C. The headings and captions in the Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D. If any provision of the Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

E. The Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

F. As used in the Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meaning as such terms have in the 1940 Act. Any terms defined in the Agreement shall have the meaning provided in the Agreement.

18.	Use of Names. Neither party shall use the name of the other party in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

19.	Notice. Notice under this Agreement shall be deemed to have been given on the date it is received in writing by the other party.

20.	Parties Not Partners. This Agreement shall not be construed to constitute a partnership, joint venture, or agency between you and Dealer and you or any Fund, nor to create an employer-employee relationship between you and Dealer. Dealer acknowledges that it is an independent contractor, that its business is its own and entirely separate from that of you and the Funds, and that it will not deal with or represent itself to the public in any other way.

21.

Services Not Exclusive. Except as otherwise agreed to by the parties or as provided in a Covered Agreement, the services furnished by Dealer hereunder are not to be deemed exclusive, and Dealer shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Except as otherwise provided for in a Covered Agreement, this Agreement also does not preclude any other sales of Shares by or through you or any other party.

22.	Advertising. You agree to make available sales and advertising materials relating to the Shares as you in your discretion determine appropriate. You represent and warrant that all such materials comply with Applicable Law. You agree not to distribute sales and advertising materials relating to the Shares at Dealer unless and until they have been reviewed and approved by Citigroup Global Market’s Mutual Fund Marketing Review Unit. Dealer shall have the right to prepare its own marketing memorandums, bulletins, and/or information or related materials (“Marketing Pieces”) relating to any of the Funds or Fund Shares represented by this Agreement; provided, however, that any information or descriptions regarding the Funds complies with the Fund’s Prospectus and Dealer is responsible for complying with all applicable requirements of law and regulation including, without limitation, any requirements of filing with the SEC, NASD, or other entity. Dealer agrees to submit Marketing Pieces intended for public distribution to you prior to distribution or publication. Dealer agrees not to publish or distribute Marketing Pieces without first receiving any regulatory approval that may be required.

23.	Records. Each party agrees to maintain all records required of such party by Applicable Law relating to the offer and sale of Shares. Upon reasonable request by one party, the other party will provide access to or make copies of such records the requesting party does not possess in order to: (a) comply with a request from a government body or self-regulatory organization; (b) verify compliance by the other party of the terms of this Agreement; or (c) make required regulatory reports.

Sincerely,

[INSERT]

By:

Name:

Title:

Dated:

AGREED AND ACCEPTED:

LEGG MASON INVESTOR SERVICES, LLC

By:

Name:

Title:

Dated: